Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE APPOINTS MICHAEL SCARPA AS

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Secaucus, New Jersey – November 26, 2012 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced the appointment of Michael Scarpa as Executive Vice President and Chief Financial Officer, effective December 3, 2012. He will report to Jane Elfers, President and Chief Executive Officer.

“Mike Scarpa brings a wealth of industry and public company experience, and I am very pleased to welcome him to The Children’s Place” commented Jane Elfers. “Having known Mike for many years, I am confident that he will be a strong partner as we work together to achieve the Company’s full growth potential.”

Mr. Scarpa, 56, has more than 30 years of financial and operational management experience. Most recently, he was Chief Operating Officer and Chief Financial Officer of The Talbots, Inc. with responsibility for Finance, Treasury, Planning and Allocation, Supply Chain, Information Technology and Corporate Strategy. Previously, Mr. Scarpa spent 25 years with Liz Claiborne, Inc. where he held positions of increasing responsibility, culminating in his appointment as Chief Operating Officer. He began his career in financial positions with Maidenform, Inc. and Krementz and Company. Mr. Scarpa earned his BS and MBA degrees from Rutgers University, and is a CPA.

Steven Baginski, CFO, will be leaving the Company effective immediately to pursue other interests.

About The Children’s Place Retail Stores, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children's Place” brand name. As of October 27, 2012, the Company operated 1,102 stores and an online store at www.childrensplace.com.

Forward Looking Statements

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 28, 2012. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the continued weakness in the economy or by other factors such as increases in the cost of gasoline and food, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Jane Singer, Vice President, Investor Relations, (201) 453-6955

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